Exhibit 99.1

For Immediate Release

January 12, 2017

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES FINANCIAL RESULTS

AT AND FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2016

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended December 31, 2016, of $697,000, or $0.39 per basic and diluted common share compared to net income of $704,000, or $0.40 per basic common share and $0.39 per diluted common share for the three months ended December 31, 2015. Net income for the quarter ended December 31, 2016 decreased $7,000 compared to the quarter ended December 31, 2015 due to a decrease of $128,000 in net interest income and an increase of $15,000 in income taxes, partially offset by an increase of $3,000 in noninterest income and a decrease of $133,000 in noninterest expense.

The Company reported unaudited net income of $3,048,000, or $1.72 per basic common share and $1.70 per diluted common share for the year ended December 31, 2016, compared to net income of $3,026,000, or $1.71 per basic common share and $1.70 per diluted common share for the year ended December 31, 2015. Net income increased $22,000 in 2016 as compared to 2015 due to a decrease of $20,000 in provision for loan losses and an increase of $75,000 in noninterest income, partially offset by a decrease of $1,000 in net interest income and increases of $51,000 in noninterest expense and $21,000 in income taxes. Basic per share information for the three months and year ended December 31, 2016, is based upon 1,779,917 and 1,776,342 average shares outstanding, respectively, and per share information for the three months and year ended December 31, 2015, is based upon 1,766,793 and 1,770,546 average shares outstanding, respectively.

During 2016, net interest income decreased $1,000 to $10.4 million, compared to 2015, due to a decrease of $80,000 in interest income, partially offset by a decrease of $79,000 in interest expense. For the year ended December 31, 2016, our net interest margin was 3.58% compared to 3.65% for the year ended December 31, 2015. The ratio of interest earning assets to interest bearing liabilities was 1.28x at December 31, 2016 and 2015.

The Company recorded a decrease of $20,000 in the provision for loan losses to $120,000 for the year ended December 31, 2016 compared to a provision of $140,000 during 2015. Management reviews the allowance for loan losses quarterly and has determined the allowance for loan losses with a balance of $3.0 million, or 1.6% of total loans, at December 31, 2016 to be adequate. On this date, nonperforming loans totaled $1.5 million, or 0.8% of total loans.

Noninterest income increased $75,000 during 2016 primarily due to increases of $79,000 in gains on the sales of securities, $78,000 in net income on mortgage banking operations, $68,000 from service charges on deposits and $45,000 in ATM and bank card interchange income, partially offset by a decrease of $191,000 in commission income. Noninterest expense increased $51,000 primarily due to increases of $51,000 in occupancy and equipment expense, $40,000 in salaries and employee benefits, and $40,000 in marketing expense, partially offset by decreases of $27,000 in deposit insurance premiums, $24,000 in ATM and bank card expense, and $22,000 in data processing and telecommunications expense. The increase of $21,000 in income taxes reflected the higher level of taxable income during 2016.

Total assets at December 31, 2016 increased to $319.3 million compared to $308.6 million at December 31, 2015. Total deposits at December 31, 2016 were $258.7 million compared to $239.3 million at December 31, 2015. Total stockholders’ equity increased to $46.2 million at December 31, 2016 from $45.6 million at December 31, 2015. The Company reported a book value per share of $25.69 at December 31, 2016. At December 31, 2016, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements and was considered well-capitalized with Tier 1 leverage, common equity Tier 1, Tier 1 risk-based capital, and total risk-based capital ratios of 12.6%, 18.3%, 18.3%, and 19.6%, respectively.

Jacksonville Bancorp, Inc. is a Maryland chartered company. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates five branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended December 31, 2016, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.